Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yellow Corporation

We consent to the use of our reports dated February 11, 2021, with respect to the consolidated financial statements of Yellow Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

July 9, 2021